 As filed with the Securities and Exchange Commission on January 13, 2026

Registration No. 333-[ ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOBR Safe, Inc.

www.sobrsafe.com

(Exact name of registrant as specified in its charter)

Delaware	3829	26-0731818
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6400 S. Fiddlers Green Circle, Suite 1400 Greenwood Village, Colorado 80111	(844) 762-7723
(Address, including zip code, of registrant’s principal executive offices)	(Telephone number, including area code)

David Gandini, Chief Executive Officer

Christopher Whitaker, Chief Financial Officer

SOBR Safe, Inc.

6400 S. Fiddlers Green Circle, Suite 1400

Greenwood Village, Colorado 80111

(844) 762-7723

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Victoria B. Bantz, Esq.

Theresa Mehringer, Esq.

Clark Hill PLC

1400 Wewatta Street, Suite 550

Denver, CO  80202

Telephone: (303) 674-7000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Securityholders named in this prospectus may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, Dated January [ ], 2026

Up to 3,967,746 Shares of Common Stock

(Including up to 3,597,746 Shares of Common Stock Issuable Upon Exercise of Warrants)

SOBR SAFE, INC.

This prospectus relates to the resale from time to time by the selling securityholders named herein of up to 3,967,746 shares of common stock, $0.00001 par value per share (the “Common Stock”), which consists of (i) 370,000 shares of Common Stock issued pursuant to that certain Securities Purchase Agreement, dated December 24, 2025, by and between us and the selling securityholders (the “Purchase Agreement”), and (ii) up to 3,597,746 shares of Common Stock issuable upon the exercise of the warrants issued pursuant to the Purchase Agreement (the “Warrants”).

We will not receive any cash proceeds from any sale of the shares of our Common Stock by the selling securityholders. We will, however, receive the net proceeds of any Warrants exercised for cash.

We are registering the resale of shares of our Common Stock pursuant to the selling securityholders’ registration rights under certain agreements between us and the selling securityholders (the “Registration Rights Agreement”) and to permit the selling securityholders to sell such shares without restriction in the open market. However, the registration of the potential resale shares of our Common Stock hereunder does not necessarily mean that the selling securityholders will sell the shares. The selling securityholders or their permitted transferees or other successors-in-interest may, but are not required to, sell the shares of our Common Stock offered by this prospectus from time to time in a number of different ways and at varying prices as determined by the prevailing market price for shares or in negotiated transactions. See “Plan of Distribution” on page 19 for a description of how the selling securityholders may dispose of the shares covered by this prospectus.

We will pay all expenses incident to the registration of the potential resale of the 3,967,746 shares of our Common Stock offered herein (other than for any discounts or commissions to any underwriter or broker attributable to the sale of shares of our Common Stock or any fees or expenses incurred by a holder of shares of our Common Stock that, according to the written instructions of any regulatory authority, we are not permitted to pay).

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “SOBR”. On January 9, 2026, the last quoted sale price for our Common Stock as reported on Nasdaq was $1.77 per share.

Investing in our Common Stock involves risks. SOBR Safe, Inc., currently has limited revenue, and limited assets, is in unsound financial condition, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 12. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2026

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the Common Stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.sobrsafe.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Common Stock offered hereunder.

Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” or the “Registrant” refer to SOBR Safe, Inc., a Delaware corporation, and “this offering” refers to the offering contemplated in this prospectus.

Neither we nor the Selling Securityholders authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the Selling Securityholders are not, making an offer of these securities in any jurisdiction where such offer is not permitted.

This prospectus includes trademarks and service marks owned by us, including, without limitation, SOBRsafe™, SOBRcheck™, SOBRsure™, and our logo, which are our property and are protected under applicable intellectual property laws. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of us by, these other parties.

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the selling securityholders identified in this prospectus may offer, from time to time, shares of our Common Stock, which may be issued pursuant to the Purchase Agreement or the Warrants, as the case may be. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares of securities by the Selling Securityholders, other than the net proceeds of any Warrants exercised for cash.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus provides you with general information regarding the securities being offered by the Selling Securityholders. You should read this prospectus as well as the additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information” before making an investment decision.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by us, the Selling Securityholders or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

This document may only be used where it is legal to sell these securities. The information contained in this prospectus (and in any supplement or amendment to this prospectus) is accurate only as of the date on the front of the document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

References to “selling securityholders” refers to the security holders identified herein in the section titled “Selling Securityholders” beginning on page 17 of this prospectus, who may sell securities from time to time as described in this prospectus.

This prospectus includes estimates regarding market and industry data that we prepared based on our management’s knowledge and experience in the markets in which we operate, together with information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. In some cases, we do not expressly refer to the sources from which this data is derived. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets which we believe to be reasonable.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets for the products we distribute. Market share data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of market shares. In addition, customer preferences are subject to change.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference contain forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. This includes, without limitation, statements regarding the financial position and the plans and objectives of management for our future operations. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus, including the Annual Report filed on Form 10-K on April 15, 2025 (the “Annual Report”) and the Quarterly Report filed on Form 10-Q on November 14, 2025 (the “Quarterly Report”), may include, for example, statements about:

•	management’s going concern assessment;

•	the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against us;

•	financial performance and the ability to maintain the listing of our securities on Nasdaq, and the potential liquidity and trading of our securities;

•	the sufficiency of our existing cash and cash equivalents to fund our future operating expenses and capital expenditure requirements and the risk of disruption to our current plans and operations;

•	our ability to obtain funding for our operations, including funding necessary to develop and commercialize our products;

•	timing, costs and outcome of regulatory review;

•	our ability to attract and retain key scientific and clinical personnel;

•	our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;

•	our ability to establish our own manufacturing facilities domestically;

•	our ability to expand our products into additional indications and patient populations;

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•	the beneficial characteristics, safety and efficacy of our products;

•	political and regulatory developments in the United States and other jurisdictions;

•	cost of maintaining, expanding, and enforcing our intellectual property rights;

•	our plans and ability to obtain or protect intellectual property rights;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our products and technology;

•	potential claims relating to our intellectual property;

•

impact of litigation, regulatory inquiries, or investigations, as well as cost to indemnify our officers and directors against third-party claims related to our patents and other intellectual property;

•

cost and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we may need to receive regulatory approval; and

•	other factors disclosed under the section entitled “Risk Factors” in this prospectus.

Forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference into this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Accordingly, you should not place undue reliance on forward-looking statements as predictions of future events. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus, the documents incorporated by reference into this prospectus, any free writing prospectus and the documents that we reference in this prospectus and have filed with the SEC, as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus.

Corporate Overview

We provide non-invasive technology to quickly and discretely monitor, detect and identify the presence of alcohol in individuals. Our mission is to save lives, positively impact behavioral outcomes and individual wellness, increase workplace safety and productivity, and create significant economic benefits. Our non-invasive technologies are integrated within our scalable and patent-pending software platform, SOBRsafeTM, producing statistical, measurable business and user data. We operate as a single segment designed to enable customers to purchase products directly through channel partners, sales agents or through our digital enterprise and consumer channels. To that end, our SOBRsafe software platform, along with our integrated hardware devices, SOBRcheck™ and SOBRsure™, used to provide non-invasive alcohol monitoring, detection and identity verification, combine to create a robust solution that has current and potential applications in:

➢	Behavioral health and wellness
➢	Judicial administrative applications
➢	Licensing and integration
➢	Commercial environments, including but not limited to oil and gas, fleet management, telematics, ride share programs, and general workplace safety
➢	Individual consumer use, including co-parenting trust, personal accountability, and adolescent driver safety

Our SOBRcheck™ device is a patent-pending, touch-based identity verification and alcohol detection solution. Users place two fingers on the device sensors, one compares biometric data points from the finger to confirm identity, while the other senses alcohol contained in perspiration emitted through the pores of the fingertip. The touch-based device connects to the SOBRsafe™ software solution to collect, present and communicate data collected to subscribed parties.

Our SOBRsure™ device is a patent-pending, fitness-style wearable band with an alcohol monitoring and detection solution intended for discrete, low-profile and voluntary use providing qualified, real-time alcohol monitoring and GPS tracking. The wearable band is a device which includes a contained sensor which senses alcohol contained in perspiration released through the pores of the skin. The wearable band connects to a mobile device via Bluetooth communication where the SOBRsafe™ mobile application collects and transmits data to the SOBRsafe™ software solution. The SOBRsure™ device provides passive, qualified, real-time alcohol insights to administrators, clinicians, parents and more, and also includes device removal and service interruption notifications.

Our SOBRsafe™ technology can also be deployed across numerous additional devices for various uses. We are currently exploring possible integrations with existing systems and licensing by non-competitive third parties.

We believe our device portfolio approach could yield a substantial repository of user data – a potentially monetizable asset for statistical analytics. The opportunity to collect data points over time could enable the development of business and insurance liability benchmarking, through artificial intelligence (“AI”), powerful guidance for perpetual safety improvement and associated economic cost savings capture. By demonstrating substance-free environments, organizations could deliver a data-driven argument for a reduction in annual insurance premiums. We could potentially partner with insurance providers to encourage use of the SOBRsafe™ devices and/or technology.

During fiscal 2024 and as in prior years, design, manufacturing, quality testing and distribution for all SOBRsafe integrated devices take place in the United States.

Business Outlook and Challenges

Our products continue to gain awareness and recognition through trade shows, media exposure, social media and product demonstrations. To generate sales, we have a three-part strategy: 1) direct sales to enterprise businesses and consumers, 2) enter into agreements with channel partners and 3) enter into licensing and integration agreements. We currently employ three highly experienced sales professionals facilitating direct sales and channel partner relationships. Licensing and integration opportunities with non-competitive third parties continue in preliminary stages.

We anticipate that our outsourced manufacturers can adequately support an increase in sales for the foreseeable future. We expect that we will need to continue to evolve our products and software to meet diverse customer requirements across varied markets.

Since inception we have generated significant losses from operations and anticipate that we will continue to generate significant losses for the foreseeable future. Our success is dependent on our ability to access additional capital. Additional capital will be required under the following circumstances: 1) to offset negative cash flows from operations, 2) to accelerate customer acquisition, thereby increasing capital outlay, 3) for advanced purchasing of materials, 4) for the acquisition of new technology, 5) for potential acquisition of a key asset, and 6) for sales expansion.

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Design, manufacturing, quality testing and distribution for all SOBRsafe™ integrated devices takes place in the United States.

Marketing

We have developed a marketing plan that includes:

➢	consumer and enterprise e-commerce web-solutions
➢	search engine optimization (SEO) and search engine marketing (SEM)
➢	digital and social media campaigns
➢	online paid advertising placements
➢	brand ambassadors, affiliate partners and social media influencers,
➢	public relations initiatives and trade shows
➢	direct business to business target campaigns,
➢	alcohol detection/testing channel partners,
➢	territorial sales agents,
➢	advocacy group alignment,
➢	ongoing brand development and
➢	continuous pursuit of cutting-edge technologies for future integration.

As of September 30, 2025, we have retained six channel partners to augment our sales and marketing efforts, serving business customers with SOBRsafe™ technology solutions, including the SOBRcheck™ and SOBRsure™ devices.

Intellectual Property

We possess the following patent and pending patent applications related to our SOBRsafe™ system and related devices:

1)	U.S. Patent No. 9,296,298, entitled “Alcohol detection system for vehicle driver testing with integral temperature compensation”, which expires in 2032.
2)	U.S. Patent Application No. 17/996,996, entitled “Noninvasive Transdermal Alcohol Screening System,” and related foreign filings in Canada and Europe.
3)	U.S. Patent Application No. 18/251,567, entitled “Wearable Data Collection Device With Non-Invasive Sensing,” and related foreign filings in Canada, Europe, and Mexico.
4)	U.S. Provisional Patent Application No. 63,648,833, entitled “Vehicle Diagnostic Port Dongle for Preventing Vehicle Start.”
5)	U.S. Provisional Patent Application No. 63,678,599, entitled “Multi-Application Transdermal Screen Device”.

We are currently applying for the related patents to convert our Provisionals as part of our patent defense strategy.

We applied for trademarks related to the SOBRsafe™ system, SOBRcheck™ and SOBRsure™, and “SOBR” as standard characters with no specific formatting.

Government Regulation

As we utilize a unique “Pass/Fail” methodology that simply alerts to the presence of alcohol (as opposed to measuring a discrete BrAC) - information that may be used at the discretion of the employer (or counselor, parent, etc.) - we do not believe we will be subject to any government regulation in the targeted alcohol detection markets including Behavioral Health, Justice, Alcohol Rehabilitation, Consumer, Facility & Fleet, or Young Driver markets. In the Judicial market, regulations vary significantly by state; some states only allow for the use of certain methodologies like breath or urine, while others do not specify and there exists no regulated barrier to entry for a transdermal solution.

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Human Capital Resources and Employees

As of January 8, 2026, there are a total of 17 full time employees, including Company officers Chairman/Chief Executive Officer/Secretary, David Gandini, and Chief Financial Officer/Treasurer, Christopher Whitaker. The employee base primarily operates from our corporate offices located in Greenwood Village, Colorado. Employees who operate remotely from our corporate offices primarily consist of territorial sales and business development representatives. The remainder of our workforce consists of professional consultants in supporting roles due to the size and nature of our business.

Oversight and Management

Our executive officers are tasked with leading our organization in managing employment-related matters, including recruiting and hiring, onboarding and training, compensation planning and talent management and development. We are committed to providing team members with the training and resources necessary to continually strengthen their skills. Our executive team is responsible for periodically reviewing development and training programs, diversity efforts, business ethics and compliance training, team member benefit programs and initiatives, including healthcare and other benefits, as well as our management development and succession planning practices. Management periodically reports to the Board and the Compensation Committee regarding our human capital measures and results that guide how we attract, compensate, retain and develop a workforce to enable our business strategies.

Reverse Stock Split

On March 30, 2025, the Company filed a Certificate of Amendment to the Company’s Certificate of Incorporation, as previously amended, with the Secretary of State of the State of Delaware for the purpose of effecting a 1-for-10 reverse stock split of the Company’s Common Stock.

On April 4, 2025, the Certificate of Amendment became effective with the State of Delaware and began trading on a post-split basis as of market open on April 4, 2025 As a result of the reverse stock split, every 10 shares of the outstanding Common Stock prior to the effect of the Certificate of Amendment was combined and reclassified into one share of the Common Stock.

The reverse stock split did not have any impact on the number of authorized shares of Common Stock which remains at 100,000,000 shares.

Recent Developments

During the nine months ended September 30, 2025, the following developments occurred:

➢ Achieved an increase in revenue of 102.1% from the prior year nine-month period.

➢ Net proceeds of approximately $3.3M were received from the exercise of outstanding warrants during the quarter ended March 31, 2025, which were issued in conjunction with the 2024 PIPE Financing completed in October 2024.

➢ We effected and completed a 1-for-10 reverse stock split of the Company’s common stock on April 4, 2025, a Share Combination Event, reducing the total number of outstanding shares from approximately 15.2 million to 1.5 million. Fractional shares as a result of the reverse stock split were rounded up to one full share of common stock. Following the reverse stock split, the exercise price of the Series A Warrants issued in conjunction with the 2024 PIPE Financing was reduced to the Floor Price of $7.60 per common share. Further, the Share Combination Event resulted in the calculation of a True-up Payment due to the remaining holders limited to a ceiling of $1,640,000, which was paid in full in July 2025.

➢ Enhanced SOBRsafe's patent-pending software technology solutions with improvements to the mobile application including streamlined administration application and notification protocols and introduced new user interface elements.

➢ Completed third-party hardware product validation tests in the first quarter of 2025 and a corresponding third-party product sensor validation test.

➢ Collaborated with a national marketing firm providing solutions to and for the largest U.S. newspaper publisher and the largest local-to-national publishing and digital media organization in the United States, launching both business-to-consumer and business-to-business marketing initiatives building brand recognition and support 2025 sales efforts. The effort has generated improved brand awareness and stimulated market adoption through the multi-channel, multi-disciplined national marketing campaigns.

➢ Initiated a robust marketing campaign in March 2025 which was executed in April 2025 to correspond with the National Council on Alcohol and Drug Dependence Alcohol Awareness Month.

➢ Additional marketing focused campaigns have been conducted to coincide with key national initiatives including Recovery Month in September 2025.

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➢ Broadened the global reach of SOBRsafe users and subscribers across all 50 U.S. states, Canada, Australia, and New Zealand, while launching an alcohol detection and testing program for airport personnel and pilots outside of the U.S., building upon the Company's global footprint.

➢ Expanded business-to-business sales in the first quarter of 2025 into the family law market to address the approximate 450,000 individuals undergoing domestic monitoring.

➢ Converted the Company’s website presence to an ecommerce platform supporting both business to business and business to consumer channels facilitating hardware and software subscription sales creating a scalable mechanism for future sale growth.

➢ Launched a comprehensive customer service support center to provide broader range of services including inbound and outbound communication capabilities.

➢ Partnering with a leading university in the United States to support their research and development of a transdermal alcohol analytics platform utilizing SOBRsure devices for essential data acquisition.

➢ On July 17, 2025, the Company’s stockholders approved and ratified an amendment to increase the number of shares authorized under the 2019 Equity Incentive Plan to 350,000 shares.

➢ As of October 31, 2025, the Company has successfully exited the one-year monitoring period by the Nasdaq Listing Qualification staff which expired on October 30, 2025. Thus, the Company is no longer subject to limitations surrounding the granting of addition time periods to cure and regain compliance with applicable Nasdaq listing requirements should the Company fall out of compliance in the future.

Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

Corporate Information

Our corporate offices are located at 6400 S. Fiddlers Green Circle, Suite 1400, Greenwood Village, Colorado 80111, telephone number (844) 762-7723. Our website address is www.sobrsafe.com. Information on or accessed through our website is not incorporated into and not part of this prospectus.

Private Placement

On December 24, 2025, the Company, entered into a private placement transaction (the “Private Placement”), pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”) for aggregate gross proceeds of $2,000,002.20, before deducting fees to the placement agent and other expenses payable by the Company in connection with the Private Placement. The Company intends to use the net proceeds from the Private Placement for working capital and general corporate purposes.  H.C. Wainwright & Co., LLC (“HCW”), acted as the exclusive placement agent for the Private Placement, which closed on December 29, 2025 (the “Closing”).

As part of the Private Placement, the Company issued an aggregate of (i) 370,000  shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 920,324 shares of Common Stock, (iii) Series C Warrants to purchase up to 1,290,324 shares of Common Stock (each a “Series C Warrant”), and (iv) Series D Warrants to purchase up to 1,290,324 shares of Common Stock (each a “Series D Warrant” and with the Pre-Funded Warrants and Series C Warrants, the “Warrants”)) at a purchase price of $1.55 per share and accompanying Series C Warrant and Series D Warrant and $1.5499 per Pre-Funded Warrant and accompanying Series C Warrant and Series D Warrant.

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SUMMARY OF THE OFFERING

Securities offered by the Selling Securityholders

Up to 3,967,746 shares of Common Stock, which consists of (i) 370,000 shares of Common Stock issued pursuant to the Purchase Agreement, and (ii) up to 3,597,746 shares of Common Stock issuable upon the exercise of the Warrants.

Common Stock offered by us	None.

Use of Proceeds	We will not receive any proceeds from the sale of Shares of our Common Stock by the Selling Securityholders. However, we will receive proceeds from the exercise of the Warrants if exercised for cash.

Common Stock outstanding prior to this offering	1,516,255 shares of Common Stock as of September 30, 2025.

Common Stock outstanding after this offering (1)	5,484,001 shares of Common Stock.

Risk Factors

Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

Reverse Stock Split

On March 31, 2025, the Company filed a Certificate of Amendment to the Company’s Certificate of Incorporation, as previously amended, with the Secretary of State of the State of Delaware for the purpose of effecting a 1-for-10 reverse stock split of the Company’s Common Stock.

On April 4, 2025, the Certificate of Amendment became effective with the State of Delaware and began trading on a post-split basis at market open on April 4, 2025. As a result of the reverse stock split, every 10 shares of the outstanding Common Stock prior to the effect of the Certificate of Amendment were combined and reclassified into one share of the Common Stock.

(1)	The shares of Common Stock outstanding after this offering is based on 1,886,255 shares outstanding as of December 31, 2025. The number excludes:

•	1,167 shares of our Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2,220.95 per share as of September 30, 2025.

•	1,340,316 shares of our Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $8.45 per share as of September 30, 2025.

•	2 shares of our Common Stock issuable upon exercise of outstanding convertible instruments at a weighted average exercise price of $35,519.00 per share as of September 30, 2025.

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RISK FACTORS

Any investment in our securities involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this Prospectus and in the “Risk Factors” section of the 2024 Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, each of which has been filed with the SEC and is incorporated by reference into this prospectus, before you decide to buy our Common Stock. We face risks in developing devices based on our SOBRsafe™ platform, as well in marketing and selling such devices. If we are not successful in developing, marketing, and/or selling devices based on our SOBRsafe™ platform we will not be successful in generating revenue. The following risks and risk factors incorporated by reference are material risks that we face. If any of the events or developments discussed below or in our documents incorporated by reference occur, our business, our ability to achieve revenues, our operating results and our financial condition could be seriously harmed. In such an event, the fair value of our Common Stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our operations.

Risks Related to the Company

We may not be able to maintain our listing on Nasdaq, which could have a material adverse effect on us and our stockholders.

We may not be able to maintain our listing on Nasdaq, which could have a material adverse effect on us and our stockholders. The standards for continued listing on Nasdaq include, among other things, that the minimum bid price for the listed securities may not fall below $1.00 for a period in excess of 30 consecutive business days and stockholders’ equity maintain a minimum value of at least $2,500,000.

During the months of October 2023 and November 2023, our Common Stock traded at levels below $1.00 per share in excess of the 30-business day requirement. On November 15, 2023, we received a deficiency letter from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying us that, for the preceding 30 consecutive business days, the closing bid price of our Common Stock remained below the minimum $1.00 per share requirement for continued inclusion on Nasdaq (the “Bid Price Requirement”). The Company was provided an initial period of 180 calendar days, or until May 13, 2024, (the “Compliance Period”) to regain compliance with the Bid Price Requirement.

On April 8, 2024, the Company received a deficiency letter from the Staff notifying the Company that, based upon the Company’s Annual Report on Form 10-K for the period ended December 31, 2023, the Company is not in compliance with the minimum stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(1), which requires companies listed on Nasdaq to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing (the “Stockholders’ Equity Rule”). Pursuant to Nasdaq Listing Rule 5810(d)(2), the failure to comply with the Stockholders’ Equity Rule became an additional and separate basis for delisting.

On May 15, 2024, the Company received a staff determination letter (the “Determination Letter”) from the Staff notifying the Company that it had not regained compliance with the Bid Price Requirement by May 13, 2024, and was not eligible for a second 180-day period due to the Company’s failure to comply with the minimum stockholders’ equity initial listing requirement for Nasdaq. The Company subsequently requested a hearing before the Nasdaq Hearings Panel (the “Panel”) which automatically stayed any suspension or delisting action for the Company’s securities pending the Panel hearing decision.

A hearing on this matter was held on July 2, 2024.

On August 5, 2024, the Company received a letter from the Panel stating that the Panel has determined to grant the request of the Company to continue its listing on the Nasdaq Stock Market subject to certain conditions enumerated therein. The Panel has determined to grant the Company’s request for an exception until October 23, 2024, to regain compliance with the Bid Price Requirement and Stockholders’ Equity Rule.

On October 4, 2024, the Company received a letter from the Staff notifying that the Company does not currently meet the minimum 500,000 publicly held shares requirement pursuant to Nasdaq Listing Rule 5550(a)(4) (the “Minimum Float Requirement”). As a result of the 1-for-110 reverse stock split of the Common Stock on October 2, 2024, the aggregate number of outstanding Common Stock was reduced from 34,764,593 shares on a pre-reverse-split basis to a total of 316,042 shares outstanding on a post-reverse split basis, with 285,611 of such shares currently qualifying as publicly held shares for purposes of the Minimum Float Requirement. The Staff has given us until October 11, 2024, to provide the Panel with its views with respect to this additional deficiency.

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On October 9, 2024, the Company closed the Private Placement for gross proceeds of $8.2 million. The Company expects to regain compliance with the Minimum Float Requirement through the Private Placement.

As of October 31, 2025, the Company successfully exited the one-year monitoring period by the Nasdaq Listing Qualification staff which expired on October 30, 2025. Thus, the Company is no longer subject to limitations surrounding the granting of addition time periods to cure and regain compliance with applicable Nasdaq listing requirements should the Company fall out of compliance in the future.

Should we fall out of compliance with the Nasdaq minimum bid price requirement, we may be limited in our ability to regain compliance.

Currently, the Company is in compliance with all Nasdaq listing requirements but there can be no assurance that we will continue to maintain compliance with the Nasdaq listing requirements. Nonetheless, we monitor each requirement on a quarterly basis, including the closing bid price of our Common Stock. Nasdaq amended its Listing Rule 5810(c)(3)(A)(iv) to limit the ability of a listed company to utilize a reverse stock split to regain compliance with the minimum bid price requirement. It now provides that a listed company is not eligible for any cure period to address a deficiency in the minimum bid price requirement if it effected a reverse stock split in the prior year, and the inability to utilize a cure period under the amended Listed Rule applies even if the listed company was in compliance with the minimum bid price requirement at the time of a reverse stock split effected within the prior year.

If the closing bid price of our Common Stock or the value of our stockholders’ equity were to fail to meet Nasdaq’s respective minimum requirements within the prescribed periods, or if we otherwise fail to meet any other applicable requirements of Nasdaq and we are unable to regain compliance, Nasdaq may make a determination to delist our Common Stock. The delisting of our Common Stock from Nasdaq could negatively impact us by (i) reducing the liquidity and market price of our Common Stock; (ii) reducing the number of investors willing to hold or acquire our Common Stock, which could negatively impact our ability to raise equity financing; (iii) impacting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing or limiting us from accessing the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

If our Common Stock is delisted from Nasdaq and become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted regulations which define a “penny stock” to be any equity security that has a market price (as therein defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Unless exempt, the rules require the delivery, prior to any transaction involving a penny stock by a retail customer, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. If, following this offering, the market price for shares of our Common Stock falls below $5.00, and we do not satisfy any of the exceptions to the SEC’s definition of penny stock, our Common Stock will be classified as a penny stock. If such should occur, as a result of the penny stock restrictions, brokers or potential investors may be reluctant to trade in our securities, which may result in less liquidity for our securities.

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Risks Related to this Offering

The Selling Securityholders may sell their shares of Common Stock in the open market, which may cause our stock price to decline.

The Selling Securityholders may sell their shares of Common Stock being registered in this offering in the public market. That means that up to 1,290,324 shares of Common Stock, 1,290,324 shares underlying the Series C Warrants, 1,290,324 shares underlying the Series D warrants, and 96,774 shares under the Placement Agent Warrants may be sold in the public market if the Selling Securityholders exercise the all of the Warrants. Such sales will likely cause our stock price to decline.

Sale of our Common Stock by the Selling Securityholders could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our Common Stock caused by the sale of material amounts of Common Stock could encourage short sales by third parties. Such an event could place further downward pressure on the price of our Common Stock.

USE OF PROCEEDS

This Prospectus relates to shares of our Common Stock owned by the Selling Securityholders and the shares of Common Stock that may be acquired by the Selling Securityholders due to the exercise of their Warrants. We will not receive any proceeds from the sale of shares of Common Stock in this offering.  We have agreed to pay all costs, expenses, and fees relating to the registration of the securities covered by this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to its sale of shares of our Common Stock. We may receive proceeds from any cash exercise of the Warrants to the extent they are not exercised on a cashless basis. See the section entitled “Plan of Distribution” of this prospectus for additional information. The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock, by negotiations between the Selling Securityholders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

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MARKET PRICE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Market Price of Our Common Stock

Our Common Stock is currently listed on Nasdaq, under the symbol “SOBR”.

On January 9, 2026, the closing sale price of our Common Stock was $1.77 per share.

As of December 31, 2024, there were approximately 4,308 holders of record of our Common Stock. Such numbers do not include beneficial owners holding our securities through nominee names.

Dividend Policy

The Company does not anticipate paying any cash dividends in the foreseeable future. If the Company incurs indebtedness in the future to fund its future growth, its ability to pay dividends may be further restricted by the terms of such indebtedness.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 9, 2026, certain information with respect to our equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Title of Class	Name and Address of Beneficial Owner (2)	Nature of Beneficial Ownership	Amount	Percent of Class (1)
Common Stock	David Gandini (3)	Chief Executive Officer, Secretary and Director	1,014(4)	<	1%

Common Stock	Christopher Whitaker (3)	Chief Financial Officer, Treasurer and EVP of Business Operations & Marketing	86(5)	<	1%

Common Stock	Steven Beabout (3)	Lead Independent Director	684(6)	<	1%

Common Stock	Ford Fay (3)	Independent Director	68(7)	<	1%

Common Stock	Kris Pederson (3)	Independent Director	-	<	-%

Common Stock	Sandy Shoemaker (3)	Independent Director	69(8)	<	1%

Common Stock	Thomas John Corley 132 Washington Place State College, PA 16801	5+% Holder	300,000		15.90%

Common Stock	Intracoastal Capital LLC 245 Palm Trail Delray Beach, Florida 33483	5+% Holder	188,818		9.99%

	All Officers and Directors as a Group (6 persons)		1,921(9)	<	1%

(1)

Unless otherwise indicated, based on 1,886,255 shares of common stock issued and outstanding. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants but are not deemed outstanding for the purposes of computing the percentage of any other person.

(2)	Unless indicated otherwise, the address of the stockholder is 6400 S. Fiddlers Green Circle, Suite 1400, Greenwood Village, Colorado 80111.

(3)	Indicates one of our officers or directors.

(4)

Consists of 502 shares of our common stock, vested stock options to acquire 469 shares of our common stock at exercise prices from $869.20 to $2,552 per share, and warrants to acquire 43 shares of our common stock at an exercise price of $2,337.50 per share.

(5)	Consists of 36 shares of our common stock and vested stock options to acquire 50 shares of our common stock at exercise prices from $528 to $2,321 per share.

(6)

Includes 439 shares of our common stock held individually and 69 shares of our common stock held in the name of C&S Trust, a trust controlled by Kathren Beabout, who is Mr. Beabout’s spouse. Mr. Beabout’s children are the beneficiaries of C&S Trust. Mr. Beabout also has interests in IDTEC, LLC and SOBR Safe, LLC, both of which own shares of our common stock. Mr. Beabout does not have a controlling interest in either entity so the stock owned by those entities is not reflected in his ownership. Includes vested stock options to acquire 69 shares of our common stock at an exercise price of $2,552 per share. Includes warrants to acquire 107 shares of our common stock at an exercise price of $2,337.50 per share.

(7)	Consists of 7 shares of our common stock and vested stock options to acquire 61 shares of our common stock at exercise prices from $869.20 to $2,552 per share.

(8)

Consists of 24 shares of our common stock, vested stock options to acquire 23 shares of our common stock at an exercise price of $2,387 per share and warrants to acquire 22 shares of our common stock at an exercise price of $2,337.50 per share.

(9)	Comprised of 1,077 shares of our common stock, an aggregate of 672 vested options to purchase our common stock, and 172 shares underlying warrants held by our officers and directors.

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SELLING SECURITYHOLDERS

The shares of our Common Stock being offered by the selling securityholders are (i) 370,000 shares of Common Stock issued pursuant to the Purchase Agreement, and (ii) 3,597,746 shares of Common Stock issuable upon the exercise of the Warrants. For additional information regarding the issuance of the shares of Common Stock, see “Prospectus Summary – Private Placement” above. We are registering the resale of the Common Stock and shares of our Common Stock issuable upon exercise of the Warrants in order to permit the selling securityholders to offer the shares of our Common Stock for resale from time to time. Except for the ownership of the Common Stock and the Warrants, the selling securityholders have not had any material relationship with us within the past three years.

The table below lists the Selling Securityholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Securityholders.

The second column lists the number of shares of Common Stock beneficially owned by each Selling Securityholder, based on its ownership of the shares of Common Stock and warrants, as of January 2, 2026, assuming exercise of the Warrants held by the Selling Securityholders on that date, without regard to any limitations on exercises.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Securityholders. In accordance with the terms of a registration rights agreement with the Selling Securityholders, this prospectus generally covers the resale of the sum of (i) the number of shares of Common Stock issued to the Selling Securityholders in the “Private Placement” described above and (ii) the maximum number of shares of Common Stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the warrants.

The fourth column assumes the sale of all of the Common Stock offered by the Selling Securityholders pursuant to this prospectus.

Under the terms of the warrants, a Selling Securityholder may not exercise the warrants to the extent such exercise would cause such Selling Securityholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the warrants that have not been exercised. The number of Common Stock in the second column does not reflect this limitation. The Selling Securityholders may sell all, some or none of their Common Stock in this offering. See “Plan of Distribution.”

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SELLING SECURITYHOLDER TABLE

Name of Selling Securityholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering

Armistice Capital, LLC (1)	1,290,324	1,290,324	-
Intracoastal Capital LLC (2)	1,290,389	1,290,324	65
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (3)	1,290,324	1,290,324	-
Augustus Trading LLC (4)	62,056	62,056	-
Noam Rubenstein (5)	30,484	30,484	-
Wilson Drive Holdings (6)	3,266	3,266	-
Charles Worthman (5)	968	968	-

(1)

Includes (i) 430,108 shares of Common Stock issued pursuant to Pre-Funded Warrants; (ii) 430,108 shares issuable upon exercise of the Series C Warrants; and (iii) 430,108 shares issuable upon the exercise of the Series D Warrants. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital.  The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)

Includes (i) 65 shares of Common Stock previously owned unrelated to the offering, (ii) 185,000 shares of Common Stock, (iii) 245,108 shares of Common Stock issued pursuant to Pre-Funded Warrants; (iiv) 430,108 shares issuable upon exercise of the Series C Warrants; and (v) 430,108 shares issuable upon the exercise of the Series D Warrants. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities reported herein that are held by Intracoastal. The address for Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(3)

Includes (i) 185,000 shares of Common Stock, (ii) 245,108 shares of Common Stock issued pursuant to Pre-Funded Warrants; (iii) 430,108 shares issuable upon exercise of the Series C Warrants; and (iv) 430,108 shares issuable upon the exercise of the Series D Warrants. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of the Selling Securityholder is c/o Ayrton Capital LLC, 55 Post Rd W, 2nd Floor Westport, CT 06880.

(4)

Consists of shares of Common Stock issuable upon exercise of Placement Agent Warrants which have been issued as compensation. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of these securities. Michael Vasinkevich, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Vasinkevich each disclaims any beneficial ownership of these securities. The address for Augustus Trading LLC is 430 Park Ave, 3rd Floor, New York, NY 10022.

(5)

Consists of shares of Common Stock issuable upon exercise of Placement Agent Warrants which have been issued as compensation.  The selling stockholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has the voting and dispositive power over the securities held. The selling stockholder acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(6)

Consists of shares of Common Stock issuable upon exercise of Placement Agent Warrants which have been issued as compensation. The securities are held by Wilson Drive Holdings LLC with a registered address of 600 Lexington Avenue, 32nd Floor, New York, NY 10022. Craig Schwabe is the managing member Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has not held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

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PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker- dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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DESCRIPTION OF SECURITIES

The following summary describes our common stock and the material provisions of our Certificate of Incorporation, our bylaws, and of the Delaware General Corporation Law (the “DGCL”). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws. We encourage you to read those documents and the DGCL carefully.

Authorized Capital Shares

Our authorized capital stock consists of 100,000,000 shares of Common Stock, and 25,000,000 shares of blank check preferred stock, par value $0.00001 per share, of which 3,000,000 shares are designated as Series A Convertible Preferred Stock, 2,700,000 shares are designated as Series A-1 Convertible Preferred Stock, and 3,000,000 shares are designated as Series B Convertible Preferred Stock.

As of January 9, 2026, the Company had issued and outstanding 1,886,255 shares of common stock, and no shares of Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock, or Series B Convertible Preferred Stock issued and outstanding.

Common Stock

The holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our Common Stock do not have any cumulative voting rights. Holders of our Common Stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future.  Our Common Stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. Each outstanding share of Common Stock is duly and validly issued, fully paid and non-assessable.

As reported on the Form 8-K we filed with the SEC on April 4, 2025, as approved by our stockholders and board of directors on March 31, 2025, we filed a Certificate of Amendment to our Certificate of Incorporation, for the purpose of effecting a 1-for-10 reverse stock split  of our Common Stock, which amendment became effective as of 12:01 a.m. Eastern time on April 4, 2025.

Preferred Stock

Our board is authorized by our charter to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our Common Stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our Common Stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our Common Stock. Although our board is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock.

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Effect of Certain Provisions of Our Bylaws

Our bylaws contain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise.

Our bylaws provide for our Board of Directors to be divided into three classes serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. This method of electing directors makes changes in the composition of the Board of Directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process. A classified board of directors is designed to assure continuity and stability in a board of directors’ leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with our Company and be familiar with our business and operations.

The classified board structure may increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of our Board of Directors, even if the takeover bidder were to acquire a majority of the voting power of our outstanding common stock. Without the ability to obtain immediate control of our Board of Directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of our Company. Thus, a classified Board of Directors could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, a classified Board of Directors will make it more difficult for stockholders to change the majority composition of our Board of Directors, even if our stockholders believe such a change would be beneficial. Because a classified Board of Directors will make the removal or replacement of directors more difficult, it will increase the directors’ security in their positions, and could be viewed as tending to perpetuate incumbent management.

Since the creation of a classified Board of Directors will increase the amount of time required for a hostile bidder to acquire control of our Company, the existence of a classified board of directors could tend to discourage certain tender offers which stockholders might feel would be in their best interest. However, our Board of Directors believes that forcing potential bidders to negotiate with our Board of Directors for a change of control transaction will allow our Board of Directors to better maximize stockholder value in any change of control transaction.

Our bylaws also provide that, unless we consent in writing to an alternative forum, the federal and state courts of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law; or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject the court having personal jurisdiction over the indispensable parties named as defendants therein. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. This forum selection provision may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual or special meeting, stockholders may only consider proposals or nominations (i) specified in the notice of meeting; (ii) brought before the meeting by or at the direction of our board of directors or (iii) otherwise properly brought before the meeting by any stockholder who is a stockholder of record on the date of the giving of the notice and on the record date of the meeting and who complies with the notice procedures set forth in our bylaws. The bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of our stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

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Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Transfer Agent and Registrar

Our transfer agent and registrar for our Common Stock is Broadridge Financial.

Market Listing

Our common stock is currently listed on Nasdaq under the symbol “SOBR”.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, to register the shares held by the Selling Securityholders and the shares underlying the warrants held by the Selling Securityholders. This Prospectus, which constitutes a part of the Registration Statement on Form S-1, does not contain all of the information set forth in the Form S-1 or the exhibits filed therewith. For further information about us and our Common Stock, reference is made to our filings with the SEC since we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Statements contained in this Offering Statement regarding the contents of any contract or any other document that is filed as an exhibit to this Offering Statements are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to our filings. A copy of the our filings with the SEC may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file with the SEC in the future will update and supersede the current information in, and incorporated by reference in, this prospectus until we file a post-effective amendment that indicates the termination of the offering of the Common Stock made by this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished in Current Reports on Form 8-K filed under Item 2.02 or 7.01 of such form unless such form expressly provides to the contrary), including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 15, 2025;

•

Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, as filed with the SEC on May 15, 2025, as amended on May 16, 2025, the quarterly period ended June 30, 2025 filed on August 7, 2025, and the quarterly period ended September 30, 2025 on November 12, 2025;

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•	Our Current Reports on Form 8-K filed with the SEC on April 4, 2025, May 13, 2025, July 18, 2025, July 30, 2025, August 7, 2025, November 12, 2025, December 30, 2025 and January 2, 2026; and

•	Our definitive proxy statements on DEF 14A filed with the SEC on June 23, 2025.

The documents incorporated by reference into this prospectus are also available on our corporate website at www.sobrsafe.com/. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

SOBR Safe, Inc.

6400 S. Fiddlers Green Circle, Suite 1400

Greenwood Village, Colorado 80111

(844) 762-7723

Attention: Corporate Secretary

Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding the issuers that file electronically with the SEC, including us, and can be accessed free of charge on the SEC’s website, http://www.sec.gov.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Clark Hill PLC.

EXPERTS

The financial statements as of and for the fiscal years ended December 31, 2024 and December 31, 2023 have been audited by Haynie & Company, an independent registered public accounting firm, as stated in their reports. Such financial statements have been so included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

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SOBR SAFE, INC.

Up to 3,967,746 Shares of Common Stock

Prospectus

[__], 2026

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with registration and sale of the Common Stock by the Selling Securityholders. The estimated expenses of issuance and distribution are set forth below:

Item	Amount to be paid
SEC registration fee	$940
Legal fees and expenses	45,000
Accounting fees and expenses	5,000
Miscellaneous expenses	2,500
Total	$53,440

 ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1 of Article VII of our Articles of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware we will indemnify our officers and directors from and against any and all expenses, liabilities, or other matters.

Section 2 of Article VI of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the corporation or its stockholders for damages for breach of any duty owed to the Company or its stockholders.

Article V of our Amended and Restated Bylaws states:

The Corporation shall indemnify and hold harmless, each person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify and hold harmless a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we issued the following securities:

Common Stock

On January 1, 2023, the Company entered into a six-month agreement with a consultant to provide investor services and in exchange issued 205 shares of restricted Common Stock and 205 warrants to purchase Common Stock of the Company at an exercise price of $1,485 per warrant. The warrants expire three years from the date of issuance.  The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

On February 16, 2023, the Company issued 205 shares of Common Stock in exchange for 205 shares of restricted Common Stock.  The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

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On March 7, 2023, the Company entered into a Debt Offering (the “2023 Debt Offering”) pursuant to a Purchase Agreement (the “Agreement”) and Registration Rights Agreement with institutional investors (the “Purchasers”). The 2023 Debt Offering closed on March 9, 2023. The 2023 Debt Offering includes 15% Original Issue Discount Convertible Notes (the “Notes”) and Common Stock Purchase Warrants (the “Warrants”). Under the terms of the Agreement, the Company received $3,000,001 from the Purchasers and in exchange issued the Notes in principal amounts of $3,529,412 and Warrants to purchase up to 352 shares of the Company’s common stock. The Notes are convertible voluntarily by the Purchaser at any time. The principal amounts are convertible into shares of our common stock at a conversion price of $2,508. The Notes are due March 10, 2025, and accrue interest quarterly at 5% per annum. The accrued interest is payable by way of inclusion in the convertible amount and is compounded quarterly. The Warrants are exercisable at any time through March 9, 2028, into shares of the Company’s common stock at an exercise price of $2,772 per share. The Company received approximately $2,500,000 of net proceeds from the 2023 Debt Offering after offering-related costs.  The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

On April 1, 2023, we issued 32 shares of our common stock for Restricted Stock Units that vested during 2023.  The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is sophisticated, familiar with our operations, and there was no general solicitation or advertising.

On May 10, 2023, noteholders elected to convert a total of $341,999 pertaining to the 2023 Debt Offering into 137 shares of the Company’s common stock at $2,508 per share.  The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investors are sophisticated, familiar with our operations, and there was no general solicitation or advertising.

On June 8, 2023, we issued 137 shares of our common stock for Restricted Stock Units that vested during 2023.  The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

On March 4, 2024, the Company entered into inducement offer letter agreements (the “Inducement Letters”) with each holder of notes issued in the 2023 Debt Offering. Pursuant to the Inducement Letters, the holders agreed to convert some or all of the notes at a reduced conversion price equal to $682.00 per share (such reduced conversion price, the “Notes Conversion Price”). Simultaneously with the execution of the Inducement Letters, the Company received conversion notices from such holders for the conversion of approximately $804,000 aggregate principal amount of the applicable notes, representing approximately 25% of the aggregate principal amount of the applicable notes. In connection with such conversion, the Notes Conversion Price was permanently reduced to $682.00.  The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

In March, May, and June of 2024, noteholders elected to convert an aggregate total of $3,556,234 pertaining to the 2023 Debt Offering into 5,215 shares of the Company’s common stock at $682 per share.  The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

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On October 7, 2024, we entered into a private placement transaction (the “2024 PIPE Financing”), pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”) for aggregate gross proceeds of $8.2 million, before deducting fees to the placement agent and other expenses payable by us. Aegis Capital Corp., acted as the exclusive placement agent for the 2024 PIPE Financing, which closed on October 9, 2024. As part of the Private Placement, we issued an aggregate of 202,470 units (the “Units”) at a purchase price of $40.50 per unit, each Unit consisting of (i) one share of common stock or one pre-funded warrant (the “Pre-Funded Warrant”) in lieu thereof, (ii) two Series A Warrants, each to purchase one share of common stock at an exercise price of $38 per share (each a “Series A Warrant”), and (iii) one Series B Warrant to purchase such number of shares of common stock as will be determined on the Reset Date (each a “Series B Warrant”).  Upon closing of the Private Placement, the Company issued 41,469 common shares and 161,000 pre-funded warrants.  The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.  The common stock underlying the Units were registered with the SEC on form S-1 and the S-1 declared effective on December 13, 2024.

The Company issued 105 shares of common stock for RSUs vested during 2024.  The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

The Company issued 872,874 shares of common stock upon exercise of warrants during 2024 related to the 2024 PIPE Financing. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investors are accredited, familiar with our operations, and there was no general solicitation or advertising.

On April 11, 2025, pursuant to the 2024 PIPE Financing, the Company issued an additional 110 shares of common stock in connection with rounding provisions of the 1-for-10 reverse stock split effective on the Nasdaq Capital Markets, April 4, 2025.

During the nine months ended September 30, 2025, the Company received exercise notices from various institutional investors at a weighted average exercise price of approximately $8.39. In exchange for the issuance of 579,219 shares of common stock, the Company received net proceeds of $3,680,411.  The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investors are accredited, familiar with our operations, and there was no general solicitation or advertising.

As part of the Private Placement previously described above, on December 29, 2025, the Company issued an aggregate of (i) 370,000  shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 920,324 shares of Common Stock, (iii) Series C Warrants to purchase up to 1,290,324 shares of Common Stock (each a “Series C Warrant”), and (iv) Series D Warrants to purchase up to 1,290,324 shares of Common Stock (each a “Series D Warrant” and with the Pre-Funded Warrants and Series C Warrants, the “Warrants”)) at a purchase price of $1.55 per share and accompanying Series C Warrant and Series D Warrant and $1.5499 per Pre-Funded Warrant and accompanying Series C Warrant and Series D Warrant.  The placement agent also received warrants to purchase up to 96,774 shares of Common Stock at an exercise price of $1.9375.  The securities in connection with the Private Placement were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D thereunder.

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Preferred Stock

On March 1, 2022, the Board of Directors (the “Board”) approved the designation of 3,000,000 shares of the Company’s Preferred Stock as “Series B Convertible Preferred Stock”.  The 3,000,000 Series B Convertible Preferred Stock shares were issued in exchange for 303 shares of the Company’s common stock held by the Company’s CEO David Gandini and 607 shares of the Company’s common stock held by IDTEC SPV, LLC, an entity controlled by a beneficial owner of the Company.  The Company entered into the Share Exchange Agreements to provide certain changes to its capital structure in connection with the planned underwriting offering and listing on Nasdaq. The rights and preferences of the Series B Convertible Preferred Stock are as follows: (a) dividends shall not be mandatory or cumulative, (b) liquidation preference over the Company’s common stock, (c) each three shares of Series B Convertible Preferred Stock shall be convertible, at the option of the holder, beginning on the date that is six months from the date the Holder acquired the shares of Series B Convertible Preferred Stock, and without the payment of additional consideration by the holder, into one share of common stock, (d) no redemption rights by the Company, (e) no call rights by the Company, and (f) each share of Series B Convertible Preferred Stock will vote on an “as converted” basis.

On April 20, 2023 the 3,000,000 Series B Convertible Preferred shares were converted to 910 shares of the Company’s common stock at the option of the preferred stockholders. Neither the exchange nor the conversion resulted in a transfer of value.

These issuances were made in reliance on an exemption from registration set forth in Section 4(a)(2) of the Securities Act, as transactions by an issuer not involving a public offering.

ITEM 16. EXHIBITS

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which immediately precedes the Signature Page, and which Exhibit Index is hereby incorporated by reference.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

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Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit		Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
3.1	Certificate of Incorporation of Imagine Media, Ltd.	SB-2	3.1	01/31/2008
3.2	Certificate of Amendment to Articles of Incorporation to TransBiotec, Inc.	S-1	3.2	11/06/2012
3.3	Certificate of Amendment to Certificate of Incorporation filed with the State of Delaware on May 25, 2017	10-K	3.3	02/06/2019
3.4	Amended and Restated Bylaws of SOBR Safe, Inc.	8-K	3.2	07/18/2025
3.5	Certificate of Amendment to Certificate of Incorporation of TransBiotec, Inc. changing name to SOBR Safe, Inc., effecting 1-for-33.26 reverse stock split and decreasing authorized common stock to 100M shares	8-K	3.1	06/11/2020
3.6	Certificate of Amendment to Certificate of Incorporation of SOBR Safe, Inc. dated September 25, 2024	8-K	3.1	10/01/2024
3.7	Certificate of Amendment to Certificate of Incorporation of SOBR Safe, Inc. dated March 30, 2025	8-K	3.1	04/04/2025
4.1	Form of Representative’s Warrant between SOBR Safe, Inc. and Aegis Capital Corp.	8-K	4.1	05/19/2022
4.2	Warrant Agency Agreement between SOBR Safe, Inc. and Equiniti Trust Company dated May 17, 2022	8-K	4.2	05/19/2022
4.3	Form of Unit Warrant, issued May 18, 2022	8-K	4.3	05/19/2022
4.4	Warrant to Purchase Common Stock dated June 5, 2020 issued to IDTEC, LLC	8-K	10.5	06/11/2020
4.5	Warrant to Purchase Common Stock issued by SOBR Safe, Inc. to Armistice Capital Master Fund Ltd. dated September 27, 2021	8-K	10.2	10/01/2021
4.6	Form of Warrant issued by SOBR Safe, Inc. in Regulation D Offering	S-1/A	10.22	12/01/2021
4.7	Common Stock Purchase Warrant issued by SOBR Safe, Inc. to Armistice Capital Master Fund Ltd dated March 30, 2022	S-1	10.30	09/16/2022
4.8	Form of Senior Convertible Note between SOBR Safe, Inc. and Holders dated March 9, 2023	8-K	10.3	03/13/2023
4.9	Common Stock Purchase Warrant between SOBR Safe, Inc. and Holders dated March 9, 2023	8-K	10.4	03/13/2023
4.10	Amended And Restated Common Stock Purchase Warrant dated September 30, 2022 issued by SOBR Safe, Inc. to Armistice Capital Master Fund Ltd. amending the original warrant dated March 30, 2022	S-1	10.35	10/14/2022
4.11	Amended And Restated Common Stock Purchase Warrant dated September 30, 2022 issued by SOBR Safe, Inc. to Armistice Capital Master Fund Ltd. amending the original warrant dated September 27, 2021	S-1	10.36	10/14/2022
4.12	Form of New Warrant	8-K	10.2	06/04/2024
4.13	Form of Series A Warrant	8-K	10.2	10/10/2024
4.14	Form of Series B Warrant	8-K	10.3	10/10/2024

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4.15	Form of Prefunded Warrant	8-K	10.5	10/10/2024
4.16	Description of Securities	10-K	4.18	04/15/2025
4.17	Form of Pre-Funded Warrant	8-K	10.2	12/30/2025
4.18	Form of Series C Warrant	8-K	10.3	12/30/2025
4.19	Form of Series D Warrant	8-K	10.4	12/30/2025
5.1	Opinion of Clark Hill PLC				X
10.1	TransBiotec, Inc. 2019 Equity Incentive Plan	8-K	10.1	11/19/2019
10.2	Amendment No. 1 to Asset Purchase Agreement dated March 23, 2020 by and between IDTEC, LLC and TransBiotec, Inc.	10-Q	10.12	05/26/2020
10.3	Form of Convertible Promissory Note Issued to IDTEC, LLC at Close of Asset Purchase Transaction	8-K	10.3	06/11/2020
10.4	Waiver Under Asset Purchase Agreement and Post-Closing Covenant Agreement dated June 5, 2020 by and between IDTEC, LLC and TransBiotec, Inc.	8-K	10.4	06/11/2020
10.5	Advisory Agreement with Steven Beabout dated October 9, 2020	10-K	10.16	03/31/2021
10.6	18% Original Issue Discount Convertible Debenture issued by SOBR Safe, Inc. to Armistice Capital Master Fund Ltd. dated September 27, 2021	8-K	10.1	10/01/2021
10.7	Securities Purchase Agreement by and between SOBR Safe, Inc. and Armistice Capital Master Fund Ltd. dated September 27, 2021	8-K	10.3	10/01/2021
10.8	Registration Rights Agreement by and between SOBR Safe, Inc. and Armistice Capital Master Fund Ltd. dated September 27, 2021	8-K	10.4	10/01/2021
10.9	Form of Secured Convertible Debenture issued by SOBR Safe, Inc. in $2M Regulation D Offering	S-1/A	10.21	12/01/2021
10.10	Form of Share Exchange Agreement with David Gandini and Gary Graham for Series B Preferred Stock	S-1/A	10.28	03/17/2022
10.11	Waiver by and between SOBR Safe, Inc. and Armistice Capital Master Fund Ltd. dated March 30, 2022	8-K	10.1	04/01/2022
10.12	Securities Purchase Agreement by and between SOBR Safe, Inc. and Aegis Capital Corp. dated September 28, 2022	8-K	10.1	10/03/2022
10.13	Registration Rights Agreement by and between SOBR Safe, Inc. and Purchasers dated September 30, 2022.	8-K	10.2	10/03/2022
10.14	Form of Pre-Funded Warrant Agreement by and between SOBR Safe, Inc. and Purchasers dated September 30, 2022	8-K	10.3	10/03/2022
10.15	Form of Warrant Agreement by and between SOBR Safe, Inc. and Purchasers dated September 30, 2022	8-K/A	10.4	10/14/2022
10.16	Executive Employment Agreement with David Gandini dated January 30th, 2023	8-K	10.1	02/03/2023
10.17	Purchase Agreement between SOBR Safe, Inc. and Purchasers dated March 7, 2023	8-K	10.1	03/13/2023
10.18	Registration Rights Agreement between SOBR Safe, Inc. and Purchasers dated March 7, 2023	8-K	10.2	03/13/2023
10.19	Consulting Agreement by and between SOBR Safe, Inc. and Winterstone Group, LLC dated January 21, 2022	8-K	10.1	07/27/2022

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10.20	Services Agreement by and between SOBR Safe, Inc. and TraDigital Marketing Group, LLC dated January 18, 2022	8-K	10.2	07/27/2022
10.21	Confirming Agreement by and between SOBR Safe, Inc. and Winterstone Group, LLC dated May 16, 2022	8-K	10.3	07/27/2022
10.22	Confirming Agreement by and between SOBR Safe, Inc. and TraDigital Marketing Group, LLC dated May 16, 2022	8-K	10.4	07/27/2022
10.23	Form of Inducement Letter	8-K	10.1	03/05/2024
10.24	Form of Inducement Letter	8-K	10.1	06/04/2024
10.25	Form of Securities Purchase Agreement	8-K	10.1	10/10/2024
10.26	Form of Registration Rights Agreement	8-K	10.4	10/10/2024
10.27	Placement Agent Agreement	8-K	10.6	10/10/2024
10.28	Form of Securities Purchase Agreement	8-K	10.1	12/30/2025
10.29	Form of Registration Rights Agreement	8-K	10.5	12/30/2025
10.30	Placement Agent Agreement	8-K	10.6	12/30/2025
10.31	Employment Agreement between the Company and CFO effective March 1, 2025	8-K	10.1	05/13/2025
10.34	Form of Placement Agent Warrant	8-K	10.7	12/30/2025
14.1	SOBR Safe, Inc. Code of Ethics and Conduct	10-K	14	04/15/2009
19.1	SOBR Safe, Inc. Insider Trading Policy	10-K	19.1	04/15/2025
21.1	List of Subsidiaries	10-K	21.1	03/31/2023
23.1	Consent of Independent Registered Public Accounting Firm				X
23.2	Opinion of Clark Hill PLC (included in Exhibit 5.1)				X
97.1	Compensation Recovery Policy	10-K	97.1	04/01/2024
107	Filing Fee Table				X
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).				X

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado.

SOBR Safe, Inc.

Dated: January 13, 2026	By:	/s/ David Gandini
David Gandini
	Its:	Chief Executive Officer, Principal Executive Officer, and Secretary

Dated: January 13, 2026		/s/ Christopher Whitaker
	By:	Christopher Whitaker
	Its:	Chief Financial Officer, Principal Financial Officer, and Treasurer

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POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Gandini and Christopher Whitaker, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Dated: January 13, 2026	By:	/s/ David Gandini
David Gandini, Chairman of the Board of Directors, Secretary and Chief Executive Officer, Principal Executive Officer

Dated: January 13, 2026	By:	/s/ Ford Fay
Ford Fay, Director

Dated: January 13, 2026	By:	/s/ Steven Beabout
Steven Beabout, Director

Dated: January 13, 2026	By:	/s/ Sandy Shoemaker
Sandy Shoemaker, Director

Dated: January 13, 2026	By:	/s/ Kris Pederson
Kris Pederson, Director

Dated: January 13, 2026	By:	/s/ Christopher Whitaker
Christopher Whitaker, Chief Financial Officer, Treasurer Principal Financial Officer

35